FIRST AMENDMENT

TO THE
POTLATCH CORPORATION DEFERRED COMPENSATION PLAN FOR DIRECTORS II

This First Amendment is made to the Potlatch Corporation Deferred Compensation Plan for Directors II, as most recently amended and restated effective May 8, 2014 (the “Plan”).  This First Amendment shall be effective December 1, 2017.  All terms defined in the Plan shall have the same meanings when used herein.

1.	Section 2(h) is amended in its entirety to read as follows:

“Deferred Equity-Based Award” means an award made to Directors during and after December 2004 through December 2017 payable on a deferred basis in the form of Stock Units under the Plan and without regard to a Director’s election to participate and defer Director’s Fees under the Plan.  For the avoidance of doubt, Deferred Equity-Based Awards shall not be made to any Director after December 2017.

2.	Section 2(j) is amended in its entirety to read as follows:

“Director’s Fees” means the amount of compensation paid by the Company to a Director for his or her services as a Director, including an annual retainer and any amount payable for attendance at a Board meeting or any Board committee meeting. Notwithstanding the foregoing, “Director’s Fees” shall not include Deferred Equity-Based Awards, awards of restricted stock units, any other equity-based awards, or any reimbursement by the Company of expenses incurred by a Director incidental to attendance at a Board meeting or a Board committee meeting or of any other expense incurred on behalf of the Company.

3.	All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

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Potlatch Corporation has caused this First Amendment to be executed on the date indicated below.

POTLATCH CORPORATION

Dated:  By

Its _______________________________________

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